DARWIN PROFESSIONAL UNDERWRITERS, INC.
REPORTS $58 MILLION OF SECOND QUARTER GROSS PREMIUMS AND $3.4 MILLION OF NET INCOME

Premiums increase 58% and net income increases
over 400% against the comparable year-earlier results.

FARMINGTON, Conn., Aug. 10, 2006/PRNewswire-FirstCall/ — Darwin Professional Underwriters, Inc. (Darwin, the “Company”, or “Our”) (NYSE: DR) today announced its financial results for the quarter ended June 30, 2006. Highlights for the second quarter and year-to-date include:

•	Gross premiums written during the second quarter were $58.1 million, bringing year-to-date total writings to $117.9 million. Gross premiums this quarter were 58.4% in excess of the comparable 2005 quarter, and year to date writings are 67.3% ahead of our writings for the same period a year ago.

•	Second quarter 2006 net income of $3.4 million represents a 429% increase over the $0.6 million net income earned in the quarter ended June 30, 2005. The comparable six-month figures are $6.2 million for the six months ended June 30, 2006 compared to $1.1 million for the same period in 2005, a 480% increase.

•	Overall, the combined ratio was 96.3% for the second quarter, which compares favorably to 98.3% for the comparable 2005 quarter. The combined ratio improvement was driven by decreases in both the loss ratio (0.8% improvement to 68.1%) and the expense ratio (1.2% improvement to 28.2%) for the quarter. The loss ratio improvement includes approximately $0.8 million in favorable loss reserve development ($0.5 million, net of tax) stemming from the 2003 accident year. The improvement in the expense ratio was due to the spreading of general and administrative costs over a larger premium base, but was offset by approximately $0.5 million in one-time expenses ($0.3 million, net of tax) incurred with the issuance of restricted stock to certain employees.

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•	The year to date combined ratio was 96.4% in 2006 as compared to 97.8% for the comparable period in 2005. Improvements in the loss ratio (0.2%) and the expense ratio (1.2%) were the reasons for the combined ratio improvement.

•	Annualized return on equity was 6.2% for the six months ended June 30, 2006, and shareholders’ equity grew 2.4% during the six months, from $197.4 million at December 31, 2005 to $203.1 million at June 30, 2006.

•	Earnings per diluted share were $0.37 for the first six months of 2006. As earnings per diluted share were $0.17 in the first quarter of 2006, the current quarter activity yields an increase of $0.20 to earnings per diluted share. Due to the anti-dilutive effect of a preferred stock dividend paid in the second quarter, Darwin’s stand-alone earnings per diluted share for the second quarter are $0.10. The stand-alone first and second quarter fully-diluted EPS figures ($0.17 and $0.10, respectively) do not sum to the year-to-date figure of $0.37 per share as the preferred dividend issued in the second quarter is not anti-dilutive on a year-to-date basis.

For the quarter ended June 30, 2006, the break down of gross premiums written by business line is as follows: medial malpractice liability — $21.6 million; errors and omissions (“E&O”) liability — $24.5 million; and directors and officers (“D&O”) liability — $12.0 million. For the six-month period, the comparable figures are $42.4 million, $55.3 million and $20.2 million for medical malpractice, E&O and D&O, respectively.

During the quarter, the Company also successfully completed its initial public offering of common stock in May 2006. With exercise of the underwriters’ over-allotment option, 6.0 million shares were sold at an offering price of $16.00 per share. Net proceeds of the offering were used to retire the Company’s outstanding shares of Series A Preferred Stock and Series C Preferred Stock and to redeem a portion of the outstanding shares of Series B Convertible Preferred Stock, with the remainder of the Series B Convertible Preferred Stock converted to common stock. Alleghany Corporation’s ownership stake was reduced to 55% post offering.

Stephen Sills, Darwin’s president and chief executive officer, commented, “as we said at the time of our offering, we believe that there is ample opportunity in the specialty markets for a company with the right people, approach and execution. The results we are announcing today evidence that we are capitalizing on the opportunity.”

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The management of Darwin Professional Underwriters will hold a conference call to discuss this press release this morning, August 10, 2006, at 9:00 a.m. eastern time. The live webcast of Darwin’s earnings conference call can be accessed through Darwin’s web site at http://investor.darwinpro.com. Analysts and investors interested in participating in the live conference call should contact Jack Sennott (860-284-1918) or Drake Manning (860-284-1500) to obtain dial in and participant pass-code information.

The webcast version of the conference call will be archived on Darwin’s web site following the date of the event. A telephonic replay of the earnings conference call will be available shortly after the conclusion of the call on August 10, 2006. To access the telephonic replay, domestic callers may dial 888-286-8010 (international callers dial 617-801-6888) and enter pass-code 20479384. The telephonic replay will be available until August 17, 2006.

Certain matters discussed in this release are forward-looking statements, including but not limited to the Company’s expectations of operating results for 2006. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the accuracy of assumptions underlying the Company’s outlook and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1, as amended. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

About Darwin Professional Underwriters, Inc.

Darwin is a specialty insurance group based in Farmington, Connecticut. The company is focused on the professional liability insurance market and underwrites directors and officers (“D&O”) liability for public and private companies, errors and omissions (“E&O”) liability insurance, and medical malpractice liability insurance. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (DNA), and Darwin Select Insurance Company (DSI). DNA and DSI have earned a financial strength rating of “A- (Excellent)” from A.M. Best Company. Darwin is traded on the NYSE Arca exchange under the ticker symbol, “DR.” The company became NYSE Arca’s first listed company with its initial public offering on May 19, 2006.

Additional information concerning Darwin, its finances and business operations can be found in the quarterly report on Form 10-Q for the June 30, 2006 quarter which is being filed with the SEC today.

For more information about Darwin, visit www.darwinpro.com.

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Darwin Professional Underwriters, Inc. and Subsidiaries
Consolidated Statements of Operations Data
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Gross premiums written	$58,064	$36,655	$117,948	$70,520
Net premiums written	$36,420	$20,818	$73,208	$41,359
Revenues:
Net premiums earned	$31,954	$19,945	$59,258	$38,689
Net investment income	3,763	931	7,123	1,563
Net realized investment gains (losses)	(3)	—	(13)	(60)

Total revenues	35,714	20,876	66,368	40,192

Costs and expenses:
Losses and loss adjustment expenses	21,767	13,733	41,031	26,845
Commissions and brokerage expenses	3,356	2,283	5,988	4,374
Other underwriting, acquisition and operating expenses	5,633	3,599	10,112	6,631
Other expenses	119	297	278	654

Total costs and expenses	30,875	19,912	57,409	38,504

Earnings before income taxes	4,839	964	8,959	1,688

Income tax expense	1,462	326	2,794	626

Net earnings	$3,377	$638	$6,165	$1,062

Basic earnings per share:
Net earnings per share	$0.13	$0.10	$1.04	$0.16

Weighted average shares outstanding	7,094,352	6,600,000	3,547,176	6,600,000

Diluted earnings per share:
Net earnings per share	$0.10	$0.08	$0.37	$0.13

Weighted average shares outstanding	8,719,928	8,119,224	16,535,853	8,133,049

Combined ratio:
Loss ratio	68.1%	68.9%	69.2%	69.4%
Expense ratio	28.2%	29.4%	27.2%	28.4%

Combined ratio	96.3%	98.3%	96.4%	97.8%

Darwin Professional Underwriters, Inc. and Subsidiaries
Selected Supplemental Balance Sheet Data
June 30, 2006 and December 31, 2005
(Dollars in thousands, except per share amounts)
June 30,		December 31,
	2006	2005
	(Unaudited)
ASSETS:

Available for sale securities, at fair value:
Fixed maturity securities (amortized cost: 2006, $260,278; 2005, $120,832)	$255,877	$120,770
Short-term investments, at cost which approximates fair value	81,940	184,088

Total investments	337,817	304,858

Cash	22,407	10,255
Premiums receivable (net of allowance for doubtful accounts of $50 as of June 30, 2006 and December 31, 2005)	23,932	22,090
Reinsurance recoverable on paid and unpaid losses	72,125	51,260
Ceded unearned reinsurance premiums	41,957	33,853
Deferred insurance acquisition costs	9,663	7,603
Property and equipment at cost, less accumulated depreciation of $878 and $599, respectively	1,940	1,880
Intangible assets	7,306	7,092
Net deferred income tax asset	9,471	6,278
Current income taxes receivable	—	283
Other assets	3,263	1,539

Total assets	$529,881	$446,991

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Loss and loss adjustment expense reserves	$195,914	$138,089
Unearned premium reserves	110,340	88,280
Reinsurance payable	13,305	10,628
Due to brokers for unsettled trades	—	2,216
Current income taxes payable	769	—
Accrued expenses and other liabilities	6,413	8,255

Total liabilities	326,741	247,468
Series A Preferred Stock; $0.10 par value;
(Redeemable at $20.00 per share); authorized 500,000 shares; issued and outstanding 0 shares at June 30, 2006 and 105,300 shares at December 31, 2005. Aggregate liquidation preference of $0 at June 30, 2006 and $2,106 at December 31, 2005	—	2,106
Stockholders’ equity:
Common stock; $0.01 par value; authorized 50,000,000 shares; issued and outstanding 17,042,596 shares at June 30, 2006 and 8,105,625 shares at December 31, 2005	170	81
Additional paid-in capital	201,997	195,950
Retained earnings	3,748	1,425
Accumulated other comprehensive income (loss)	(2,775)	(39)

Total stockholders’ equity	203,140	197,417

Total liabilities and stockholders’ equity	$529,881	$446,991

	June 30,	December 31,	December 31,
	2006	2005	2005
Book value per common share:		Pro forma (2)	Actual (1)

Book value per common share..........................	$11.92	$11.96	$401.87

Tangible book value per common share............	$11.49	$11.53	$387.43

Annualized net income return on average equity	6.2%

(1) Actual book value per share based on the 1,505,625 shares of restricted common stock outstanding, prior to conversion of all of the Series B Convertible Preferred Stock into 14,850,000 shares of DPUI common stock.

(2) Pro forma book value per share gives effect to the conversion of all of the Series B Convertible Preferred Stock into

14,850,000 shares of DPUI common stock, issuance of 144,375 shares of restricted stock immediately prior to the initial public offering and the 1,505,625 shares of restricted common stock outstanding.

CONTACTS:
Analyst and investor inquiries
Jack Sennott, +1-860-284-1918
or jsennott@darwinpro.com

Press and media inquiries
Drake Manning, +1-860-284-1500
or dmanning@darwinpro.com
both of Darwin Professional Underwriters, Inc.